<PAGE i>


    As filed with the Securities and Exchange Commission on May 6, 1997
                                                 				File No. 333-19979

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                             AMENDMENT NO. 2

                                   TO

                               FORM S-3
                         REGISTRATION STATEMENT
                                Under
                       THE SECURITIES ACT OF 1933


                 SUBSTANCE ABUSE TECHNOLOGIES, INC.
------------------------------------------------------------------------
       (Exact name of registrant as specified in its Charter)

     Delaware                          22-2806310
   -------------------------           -------------------
	  (State or other jurisdic-	          (I.R.S. Employer
	  tion of incorporation	              Identification No.)
	  or organization)

                        4517 NW 31st Avenue
                    Fort Lauderdale, FL  33309
                          (954)739-9600
--------------------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    					Mr. Robert Stutman
                 Substance Abuse Technologies, Inc.
                        4517 NW 31st Avenue
                   Fort Lauderdale, Florida  33309
                          (954) 739-9600
---------------------------------------------------------------------------
        (Name, address and telephone number of agent for service)


                              Copy to
                         Robert W. Berend, Esq.
                          Gold & Wachtel, LLP
                         110 East 59th Street
                       New York, New York  10022
                           (212) 909-9500

<PAGE ii>

Approximate date of commencement of the proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                  	CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------
-----------------------------------------------------------------------

                                          	Proposed	      Proposed
Title of each		                            Maximum	       Maximum
Class of	                Offering	         Aggregate     	Amount of
Securities	              Amount to be	     Price	         Offering  	   Registration
to be Registered	        Registered    	   Per Unit(1)	   Price(1)  	   Fee(2)
----------------         ------------      ----------     --------      -----------

Common Stock, $.01 par	  117,500	          $2.125(3)	     $249,688(3)  	$76
value, issuable upon 	   shares
exercise of warrants

Common Stock, $.01 par	  6,422,500	        $1.375(4)     $8,830,938(4)	 $2,676
value	                   shares


                                                            	Total	         $2,752

______________________

(1)	Estimated solely for the purpose of calculating the
    registration fee.

(2)	Rounded to the nearest dollar.

<PAGE iii>


(3)	Pursuant to Rule 457(g) under the Securities Act, the
    authorized exercise price of the warrants to be granted to employees was used for the purpose of calculating the registration fee.


(4)	Pursuant to Rule 457(c) under the Securities Act, the
    closing sales price of the SAT Common Stock as reported on the American Stock Exchange on April 29, 1997 was taken as the offering price of the shares for the purpose of calculating the registration fee.


(5)	An indeterminate number of securities is being registered
    pursuant to Rule 416 under the 	Securities Act to cover any
    adjustment in the number of shares issuable as a result of the
   	anti-dilution provisions of the warrants and the convertible notes.



                    ----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      ----------------------

<PAGE iv>

                     CROSS REFERENCE SHEET

Pursuant to Item 501(b) of Regulation S-K

     Registration Statement
    	Item Number and Caption				            Prospectus Caption
     -----------------------                ------------------

1.	  Forepart of the Registration				       Cover Page of Registration
    	Statement and Outside Front				        Statement and Outside
    	Cover Page of Prospectus				           Front Cover Page of Prospectus

2.	  Inside Front and Outside Back				      Inside Front Cover Page
    	Cover Pages of Prospectus			          	of Prospectus; Outside Back
                                    								Cover Page of Prospectus

3.	  Summary Information,			               	Risk Factors; Prospectus
    	Risk Factors and Ratio of				          Summary and Ratio of Earnings
    	Earnings to Fixed Charges				          to Fixed Charges Are Not
                                            Applicable

4.	  Use of Proceeds				                   	Use of Proceeds

5.	  Determination of Offering Price		     	Not Applicable

6.	  Dilution			                         			Dilution

7.	  Selling Security Holders		          		Selling Stockholders

8.	  Plan of Distribution			             		Cover Page; Plan of Distribution

9.	  Description of Securities		 	        	Not Applicable
    	to be Registered

10.	 Interests of Named Experts				        Not Applicable
	    and Counsel

11. 	Material Changes				                 	Material Changes

12.	 Incorporation of Certain				          Incorporation of Certain
    	Information by Reference		          		Information by Reference

13.	 Disclosure of Commission	          			Commission Position on
	    Position on Indemnification				       Indemnification
    	for Securities Act Liabilitie

<PAGE 1>

Prospectus

                  SUBSTANCE ABUSE TECHNOLOGIES, INC.


        117,500 Shares of SAT Common Stock Issuable upon Exercise of Warrants and 6,422,500 Shares Offered by Selling Stockholders



	Substance Abuse Technologies, Inc. ("SAT") is offering, by this Prospectus, an aggregate of 117,500 shares of its Common Stock, $.01 par value (the "SAT Common Stock"), issuable upon the exercise at $2.125 per share of Common Stock purchase warrants to be granted to employees of SAT or subsidiaries thereof (the "Employee Warrants"). SAT will receive gross proceeds of $249,688 if all of the foregoing Warrants were granted and then were exercised.



	In addition, the stockholders named in the table under the caption "Selling Stockholders" (the "Selling Stockholders") are offering, by this Prospectus, an aggregate of 6,422,500 shares of the SAT Common Stock consisting of (1) an aggregate of 2,500,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring June 30, 2000 (the "June 30 Warrants"), (2) an aggregate of 2,500,000 shares of the SAT Common Stock issuable upon the conversion at $2.00 per share of Convertible Senior Promissory Notes due November 8, 1999 (the "Convertible Notes"), (3) 1,000,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring three years from the date of this Prospectus (the "May __ Warrants"), (4) 200,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 2, 1999 (the "December 2 Warrant"), (5) an aggregate of 50,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of Common Stock purchase warrants expiring November 15, 1999 (the "Directors Warrants") issued to the five directors of SAT who are not employees of SAT or a subsidiary thereof as annual compensation for such services, (6) an aggregate of 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of Common Stock purchase warrants expiring November 15, 1999 (the "Lenders Warrants") issued to the two holders of the Convertible Notes and (7) an aggregate of 162,500 shares issuable upon the exercise at $2.125 per share of outstanding Employee Warrants. The Selling Stockholders have advised SAT that, when and if they exercise any of the foregoing Warrants and convert the Convertible Notes, they may, from time to time, offer the 6,422,500 shares received upon exercise at the prices then prevailing on the American Stock Exchange or in isolated transactions, at negotiated prices, with institutional or other investors. SAT will not receive any of the proceeds from the sales of the shares of the SAT Common Stock by the Selling Stockholders. SAT would, however, receive gross proceeds of $7,854,063 if all of the Common Stock purchase warrants described in this paragraph were exercised. The following directors of SAT are among the Selling Stockholders:
Alan I. Goldman, John C. Lawn, Peter M. Mark, Michael S. McCord and Lee S. Rosen and Robert Muccini is the sole executive officer listed among the Selling Stockholders. Such directors and officer may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities

<PAGE 1a>

Act of 1933, as amended (the "Securities Act"). Accordingly, SAT will advise these Selling Stockholders of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, must deliver a copy of this Prospectus in connection with any sale (other than on the American Stock Exchange) by such Selling Stockholder of shares of the SAT Common Stock registered hereunder, SAT will also advise each of these Selling Stockholders that, if it is determined that he is an "underwriter," he may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in the Registration Statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), and Rule 10b-5 thereunder for such material misstatements or omissions, if any.


	Since January 2, 1992, the SAT Common Stock has been listed on the American Stock Exchange. During the period January 2,
1992 through October 25, 1996, the SAT Common Stock traded under the symbol "AAA." On October 28, 1996, SAT changed its name from "U.S. Alcohol Testing of America, Inc." to "Substance Abuse Technologies, Inc." As a result of such name change, commencing October 28, 1996, the SAT Common Stock has traded under the symbol "SAU." The closing price of the SAT Common Stock as reported by such Exchange on April 29, 1997 was $1.375.


               -----------------------

   THE SHARES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE IN THAT
   THEY INVOLVE CERTAIN RISKS.  SEE "RISK FACTORS" COMMENCING ON
   PAGE 5 HEREOF FOR A DISCUSSION OF MATTERS WHICH SHOULD BE
   CONSIDERED BY PURCHASERS OF THESE SHARES.

              ------------------------


                                       Underwriting     Proceeds       Proceeds
                        Price to       Discounts and    to             to Other
                        Public         Commissions      Issuer         Persons
                        --------       -------------    --------       --------

Per share of Common     $1.375(1)       0               0              $1.375(1)
Stock

Per Warrant share       $2.125(2)        0              $2.125(2)      0

Total for Common
 Stock                  $8,830,938(1)    0              0              $8,830,938(1)

Total for Warrant
 shares                 $249,688(2)      0               $249,688(2)   0


_______________________

<PAGE 1b>


(1)	Based on the closing sales price of the SAT Common Stock on
April 29, 1997 as reported by the American Stock Exchange.



(2)	Based on the exercise price of the Warrants to be granted to employees.


(3)	Excludes expenses estimated at $55,000.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is May 6, 1997

<PAGE 2>

                   AVAILABLE INFORMATION

	SAT is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to SAT can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549 The Commission maintains a Web site that contains reports, proxy and information statements and information regarding registrants that file electronically with the Commission at the following Web site address: http://www.sec.gov. Because the SAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning SAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.



	SAT has filed with the Commission a Registration Statement on Form S-3, File No. 333-19979 (the "Registration Statement"), under the Securities Act with respect to (1) the offer by SAT of an aggregate of 117,500 shares of the SAT Common Stock issuable upon the exercises on anniversary dates of the respective dates of grant (see "Plan of Distribution") at $2.125 per share of the Employee Warrants still to be granted to employees of SAT and its subsidiaries and (2) the offer by the Selling Stockholders of an aggregate of 6,422,500 shares of the SAT Common Stock consisting of (a) an aggregate of 1,260,000, shares of the SAT Common Stock when and if the holders exercise the following Common Stock purchase warrants, all of which are currently exercisable: (i)
May ___ Warrants at $2.00 per share to purchase 1,000,000 shares of the SAT Common Stock, (ii) the December 2 Warrant at $2.00 per share to purchase 200,000 shares of the SAT Common Stock, (iii) the Directors Warrants at $1.8125 per share to purchase an aggregate of 50,000 shares of the SAT Common Stock and (iv) the Lenders Warrants at $1.8125 per share to purchase an aggregate of 10,000 shares of the SAT Common Stock; (b) an aggregate of 162,500, shares of the SAT Common Stock when and if the holders of the Employee Warrants exercise at $2.125 per share their Employee Warrants; (c) an aggregate of 2,500,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise, on and after July 1, 1997, of the June 30 Warrants; and (d) an aggregate of 2,500,000 shares of the SAT Common Stock issuable upon the conversion, on and after July 1, 1997, at $2.00 per share of the Convertible Notes. The June 30 Warrants, the May
___ Warrants, the Employee Warrants, the December 2 Warrants, the Directors Warrants and the Lenders Warrants are collectively referred to herein as the "Warrants."


<PAGE 3>

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

	The Company hereby incorporates by reference in this Prospectus the following reports and registration statements of the Company filed pursuant to Sections 12, 13 and 14 of the Exchange Act:

	1.(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 1996;
   (b)	Form 10-K/A amending the foregoing filed on September 23, 1996;

	2.(a)	Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;
   (b)	Form 10-Q/A amending the foregoing filed on September 20, 1996;

	3.	   Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

	4.	   Quarterly Report on From 10-Q for the quarter ended December 31, 1996.

	5.(a)	Current Report on Form 8-K filed on June 5, 1996;
	  (b)	Current Report on Form 8-K/A filed on August 5, 1996;
   (c)	Current Report on Form 8-K/A filed on August 27, 1996;
	  (d)	Current Report on Form 8-K/A filed on September 23, 1996;

	6.	   Notice of Annual Meeting of Stockholders and Proxy Statement dated
       September 12, 1996; and

7.	    Registration Statement on Form 8-A, File No. 0-18938.

	All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c ), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request of such person, any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to Robert Stutman, Chairman of Board and Chief Executive Officer, Substance Abuse Technologies, Inc., at the following address:
4517 North West 31st Avenue, Fort Lauderdale, Florida 33309 or telephone number: (954) 739-9600. A

<PAGE 4>

reasonable fee for duplicating and mailing will be charged for a copy of any exhibit if such exhibit is requested. There will no be charge for any requested exhibit which is incorporated by reference into this Prospectus.


                     THE COMPANY

	SAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are conducted by the Alcohol Testing Products Division of SAT. Effective October 28, 1996, the name of SAT was changed from U.S. Alcohol Testing of America, Inc. to Substance Abuse Technologies, Inc. SAT maintains its principal executive offices at 4517 N.W. 31st Avenue, Fort Lauderdale, Florida 33309, and its telephone number is (954) 739-9600.

SAT's subsidiaries or divisions conduct or conducted the following operations:

1.	U.S. Drug Testing, Inc. ("U.S. Drug"), which is 67.0%
   owned by SAT and whose common stock trades on the Pacific Stock Exchange, is developing proprietary systems that will test for drug use. SAT is currently seeking to acquire the minority stock interests in U.S. Drug by an offer of shares of the SAT Common Stock to the minority stockholders of U.S. Drug as consideration for their consent to a merger (the "U.S. Drug Merger") of U.S. Drug with and into Drug Testing Acquisition
   Corp., a wholly-owned subsidiary of SAT. There can be no assurance that the U.S. Drug Merger will be successfully consummated. If the U.S. Drug Merger is consummated, Drug Testing Acquisition Corp. will be merged into SAT and thereafter these operations will be conducted as the Drug Testing Products Division of SAT.

2.	Good Ideas Enterprises, Inc. ("Good Ideas"), which is
   approximately 60.8% owned by SAT, designed, marketed and distributed a variety of traditional toy products for children of various ages. Good Ideas currently conducts no operations. The Good Ideas common stock was delisted from the Pacific Stock Exchange effective January 1, 1997 and is currently traded in the over-the-counter market. SAT is currently seeking to acquire the minority stock interests in Good Ideas by an offer of shares of the SAT Common Stock to the minority stockholders of Good Ideas as consideration for their consent to a merger (the "Good Ideas Merger") of Good Ideas Acquisition Corp., a wholly-owned subsidiary of SAT, with and into Good Ideas. Good
   Ideas was treated as a discontinued operation in SAT's financial statements as of March 31, 1996. There can be no assurance that the Good Ideas Merger will be consummated. SAT intends to sell Good Ideas or its assets whether or not the Good Ideas Merger is consummated and, if no acceptable offer for its stock is made, to liquidate Good Ideas as soon as the results of the consent solicitation for the Good Ideas Merger are known.

<PAGE 5>

3.	ProActive Synergies, Inc. ("ProActive"), which is a
   wholly-owned subsidiary of SAT incorporated in June
   1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted as the Employer Services Division of SAT.

4.	On May 21, 1996, SAT completed its acquisition of
   Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since
   January 1996, RSA had been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary. RSA was merged into SAT on December 31, 1996 and its operations are now conducted as the Robert Stutman & Associates Consulting Division of SAT.

5.	Alconet, Inc. ("Alconet"), which is a wholly-owned
   subsidiary acquired by SAT in March 1995, has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.

6.	SAT currently operates a division called Biochemical
   Toxicology Laboratories ("BioTox") which serves as a clinical laboratory performing drug and alcohol testing.

 U.S. Rubber Recycling, Inc. ("USRR"), which was a wholly-owned subsidiary of SAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. On
December 31, 1996, USRR was dissolved.

	SAT, its subsidiaries and its divisions will be collectively referred to herein as "the Company."


                     RISK FACTORS

	The shares offered hereby are speculative, involve a high degree of risk and should not be purchased by anyone unable to afford a loss of his entire investment. In analyzing this offering, prospective investors should consider all of the matters set forth below.

1.	Operating Losses.  The Company has sustained losses of
$48,476,903 from inception through December 31, 1996. Management initiated cost reduction actions to reduce general and administrative expenses in the fiscal year ended March 31, 1996 ("fiscal 1996"), which prospective savings were offset by the $903,000 in combined legal and other expenses paid or reimbursed by

<PAGE 6>

SAT and incurred by both SAT and the dissident stockholder group in the May to September 1995 consent solicitation contest, $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred prior to its acquisition by Alconet, a then subsidiary acquired in March 1995 and not included in the Company's operating results for the fiscal year ended March 31, 1995 ("fiscal 1995"). Without the expenses of the consent solicitation, management had hoped that the general and administrative expenses could be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"). During the nine months ended December 31, 1996, such expenses increased by $350,000 to $4,120,000 from the $3,770,000 in the comparable period in fiscal 1996. The increase was due primarily to the issuance of shares of the SAT Common Stock valued at $575,000 for financial public relations services. The Company also incurred approximately $353,000 of legal expenses related to the taking private transactions and a registration statement under the Securities Act primarily relating to the shares underlying warrants, relocation and plant closure costs of approximately $100,000 and costs associated with the transition of management of approximately $253,600. However, there can be no assurance that management's expectations as to cost reductions will be realized in the fiscal year ending March 31, 1998 ("fiscal 1998") or thereafter. In addition, management has initiated an effort through SAT's Employer Services Division (formerly ProActive, a subsidiary) to tap the human resource provider market which it believes can result in substantial revenues; however, selling and marketing expenses increased to $859,000 in the nine months ended December 31, 1996 as compared to $772,000 for the same period of the prior year reflecting such increased marketing efforts. In addition, management caused SAT to acquire RSA on May 21, 1996, which company had been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell its toy operations; and has sold on April 30, 1996 the assets of its rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division as its core businesses. However, there can be no assurance that management will receive what it considers to be a more acceptable offer for Good Ideas than a current offer of $225,000 (less amounts previously paid) for its remaining inventory. The Good Ideas Board will attempt to close on such offer as soon as possible (Good Ideas is seeking a closing in April 1997) and, whether or not such sale is consummated, will liquidate Good Ideas as soon as possible after the date on which the results of the consent solicitation for the Good Ideas Merger are known. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug until the first quarter of 1999 at the earliest, assuming successful consummation of the research and development program, as to which there can be no assurance. If the saliva based product reaches a certain stage of development, which currently is not anticipated until March 1998 at the earliest, management could consider the feasibility of obtaining a marketing partner, which partner could fund the later stages of product development, but also would decrease future marketing revenues. In addition, because the bulk of the research and development expenses will have been incurred at that stage of the program, seeking a development partner may not be a desirable action to take at that time. Management believes, therefore, that it is currently too speculative to project any revenues from this source. See the section "Lack of Funding

<PAGE 7>

May End Possible Drug Testing Products" under this caption "Risk Factors." Accordingly, it is management's belief, especially in view of the significant losses in the fiscal year ended March 31, 1994 ("fiscal 1994"), fiscal 1995, fiscal 1996 and the first nine months of fiscal 1997, that, despite these management programs, the Company will not turn profitable in fiscal 1997. There can be no assurance as to when the Company, without giving effect to the results of operations of U.S. Drug, will turn profitable, if at all, or when U.S. Drug will turn profitable.


2.	Need for Financing.  The Company incurred losses from
operations of $9,006,000 in fiscal 1996, $6,977,000 in fiscal 1995, $9,687,000 in fiscal 1994 and $7,457,000 in the nine months ended December 31, 1996. As a result of these losses, the Company has not generated a positive cash flow from operations in those periods. Management believes that, as a result of (1) its sale consummated in November 1996 of the Convertible Notes in the principal amount of $5,000,000, (2) the exercise of Common Stock purchase warrants and a stock option during the period January 1996 through September 30, 1996 resulting in gross proceeds to SAT of $4,770,621, (3) the closing of a private placement pursuant to Regulation D under the Securities Act in December 1995 through February 1996 resulting in gross proceeds of $3,750,000, (4) the contemplated future exercises of Common Stock purchase warrants and (5) management's belief that, except for the cash requirements of U.S. Drug, the Company will begin to have a positive cash flow from operations during the second half of fiscal 1998, the Company will be able to meet its cash requirements other than those for U.S. Drug (which will require additional financing) during the next 12 months. However, there can be no assurance that this objective will be achieved, particularly as to the estimate as to the Company achieving a positive cash flow from its operations other than U.S. Drug.
Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and begin to receive revenues. Such estimate also assumes that SAT will not incur significant non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division and continues to derive from its Robert Stutman & Associates Consulting Division increasing revenues and sources of potential business for the Company's other operations. In the event exercises are not achieved at the levels expected and the Company's cash flow from operations (other than U.S. Drug) does not turn positive, the Company in such event would have to seek new financing even for its non-U.S. Drug operations, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding Common Stock purchase warrants will be exercised and, if exercised, when.


	In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the SAT Common Stock is likely to drop, not only discouraging the future exercises of SAT's

<PAGE 8>

warrants and possibly discouraging potential new investors, but also increasing the risk that a current investor in SAT may lose the value of his, her or its investment.

	3.	Lack of Funding May End Possible Drug Testing Products.
U.S. Drug will require approximately $12,000,000 during the period April 1, 1997 to December 31, 1998 to complete the development of a saliva based testing product. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately $10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. Although SAT's management believes that SAT can raise the necessary funds to complete this project, failure to raise the funds will result in no drug testing operations by the Company based on use of its own products. U.S.
Drug would, as a result, have to cease operations because it has no other product to market or service to furnish. In addition, the Employer Services Division would, in such circumstances, have to continue to use external drug testing sources for its services, thereby risking increased costs when and if the laboratories currently performing such services increase their charges.

	Prior management had considered the alternative to financing of U.S. Drug seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors that will not be fully protected by confidentiality agreements and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on an acceptable basis until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms, whether at that later date or at all.


4.	Insufficient Authorized Shares.  As of March 31, 1997,
there were 50,000,000 shares of the SAT Common Stock authorized, of which 36,030,591 shares were outstanding and the SAT Board of Directors had authorized for issuance up to an additional 17,788,712 shares, including an aggregate of 3,347,002 shares to be issued in its proposed transactions to take two publicly-traded subsidiaries private. Were all of such shares to be issued, there would be 53,819,303 shares outstanding or 3,819,303 shares in excess of the authorized number. However, as of March 31, 1997, Common Stock purchase warrants to purchase an aggregate of 4,417,000 shares and the Convertible Notes as to 2,500,000 shares were not currently exercisable or convertible. All of the foregoing amounts as to the shares authorized to be issued do not give effect to anti-dilution or other adjustment provisions in certain of the Common Stock purchase warrants and in the Convertible

<PAGE 9>

Notes.  SAT has authorized the calling of a Special
Meeting of Stockholders for the purpose of increasing the authorized number of shares of the SAT Common Stock from 50,000,000 to 65,000,000. There can be no assurance that the SAT stockholders will approve this increase, in which event, if 50,000,000 shares of the SAT Common Stock are outstanding at the date on which a holder of a Warrant seeks to exercise, or a holder of the Convertible Notes seeks to convert, such holder will not be able to receive any shares of the SAT Common Stock. In addition, SAT will not have shares for any additional financing.


5.	Competition.  The Company has a variety of competitors
depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that the Company will be able to compete successfully with these companies.

Alcohol Testing

	The alcohol detection equipment industry is highly competitive. SAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC Technologies, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.

Drug Testing

	The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. If the products are developed, U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva (a division of Behring Diagnostics), Roche, Marion Laboratories, Inc., Abbott Laboratories, Inc., Editek, Inc., Hycor Biomedical, Inc., Princeton Biomedical, Inc. and BioSite, Inc., major pharmaceutical or medical diagnostic companies which also provide substance abuse screening methods. To management's knowledge, no competitor is currently offering a saliva based testing product on an "on site" basis for drugs of abuse. However, management has been advised that at least two and possibly more companies may have such product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing

<PAGE 10>

method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought and management does not believe that it could pursue successfully such a partner until the first quarter of 1998 at the earliest. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.

Human Resource Provider Operations

	The Employer Services Division (formerly the ProActive Subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA (now the Robert Stutman & Associates Consulting Division), can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no providers of customized programs and policies other than the Robert Stutman & Associates Consulting Division. However, Laboratory Corporation of America, through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, the Employer Services Division has experienced personnel in both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Risk Factors" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Service Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with these SAT operations.

6.	No Common Stock Dividends.  SAT has not paid any cash
dividends on the SAT Common Stock and, based on the Company's cash requirements and continuing losses, does not anticipate paying cash dividends on the SAT Common Stock in the foreseeable future.

<PAGE 11>


7.	Depressive Effect on Market of Warrant or Option
Exercises, Untimely Sales by Selling Stockholders and Sales of Shares Received upon Mergers. Any exercise of the outstanding Common Stock purchase warrants of SAT will increase the shares available for public trading, which may depress the public market price for the SAT Common Stock. Pursuant to a Prospectus dated October 4, 1996 (the "October 4 Prospectus") SAT is offering an aggregate of 2,000,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring December 17, 1999 (the "December 17 Warrants"), all of which shares could be reoffered by the holders thereof. Because none of the holders is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with Section 10(a)(3) of the Securities Act. In addition, as of March 31, 1997, selling stockholders named in the October 4 Prospectus were offering an aggregate of 4,051,756 shares of the SAT Common Stock when and if Common Stock purchase warrants expiring between May 17, 1997 and July 18, 2003 are exercised. The October 4 Prospectus also relates to the resale by selling stockholders named therein (including the Chairman of the Board and Chief Executive Officer of SAT) of an aggregate of 500,000 shares of the SAT Common Stock issued upon the acquisition of RSA (which were part of 3,000,000 shares of the SAT Common Stock (the "Acquisition Shares") registered by SAT under the Securities Act in its Registration Statement on Form S-1, File No. 33-43337 (the "January 1992 Registration Statement"), for future acquisitions) and certain other shares previously issued upon the exercise of Common Stock purchase warrants and a stock option. This Prospectus relates to the issuance by SAT of up to an aggregate of 117,500 shares of the SAT Common Stock issuable upon the exercise of the Employee Warrants still to be granted to employees of the Company, all of which 117,500 shares could be reoffered by the holders thereof. If any grantee of an Employee Warrant is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holder will require for resale of the underlying shares a prospectus naming him or her as a selling stockholder and otherwise complying with Section 10(a)(3) of the Securities Act and that a grantee who is not an affiliate will not have such prospectus delivery requirement. This Prospectus also relates to the offer by the Selling Stockholders of (a) an aggregate of 2,500,000 shares when and if the June 30 Warrants are exercised, (b) an aggregate of 2,500,000 shares when and if the Convertible Notes are converted, (c) an aggregate of 1,260,000 shares when and if the May ___ Warrants, the December 2 Warrants, the Directors Warrants and the Lenders Warrants are exercised and (d) an aggregate of 162,500 shares when and if the holders of outstanding Employee Warrants exercise such Employee Warrants. Accordingly, because the last of the SAT Warrants described in this paragraph does not expire until July 18, 2003, the potential exercises and conversions and the subsequent sales of the underlying shares may act as an overhang on the market for the SAT Common Stock for a long period. With the filing of the January 1997 Registration Statement, SAT has fulfilled the last of its registration rights commitments outstanding as of March 31, 1997. Such commitments related to an aggregate of 16,256,920 shares of the SAT Common Stock. In addition, SAT may, under certain circumstances, be required to amend the January 1992 Registration Statement so that the holders may reoffer an aggregate of 967,321 shares of the Acquisition Shares already issued (other than to

<PAGE 12>

the former RSA shareholders) and an aggregate of 1,532,679 shares of the Acquisition Shares to be issued with respect to future acquisitions by SAT.



	As of March 31, 1997, the 4,051,756 shares described in the preceding paragraph were reserved for issuance upon the exercise of the following Common Stock purchase warrants: (a) 175,495 shares of SAT Common Stock issuable upon the exercise at exercise prices ranging between $1.87 and $4.00 per share of Common Stock purchase warrants expiring between September 16, 1997 and December 31, 1997; (b) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (c) 77,500 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and December 31, 2001; (d) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to non-employee directors of SAT and a consultant; (e) 500,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring
November 15, 1998 (as to 200,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $2.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (f) 300,000 shares issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring
April 17, 1999 issued to the same director for other services not in his capacity as a director; (g) 235,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8125 per share of Common Stock purchase warrants expiring between August 27, 1998 and July 18, 2003 issued to employees of the Company; (h) 189,376 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to the ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by SAT); (i) 3,125 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 13, 1999 issued to the Chief Executive Officer for his prior services as a consultant to SAT and ProActive; (j) 792,000 shares issuable upon the exercise at $2.125 per share and 108,000 shares issuable upon the exercise at $3.125 per share of Common Stock purchase warrants expiring May
20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (k) 200,000 shares issuable upon the exercise at $2.125 per share and 400,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12,2003 issued to the President of SAT; (l) 700,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to SAT for financial public relations services; (m) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (n) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring January 29, 2000 issued to an individual in connection with settlement of a litigation against SAT. The 4,051,746 shares of the SAT Common Stock issuable upon the exercise of the Warrants described in this paragraph have all been registered under the Securities Act for resale by the holders

<PAGE 13>

thereof as described in the preceding paragraph. All of the foregoing Common Stock purchase warrants were granted at or above the fair market value of the SAT Common Stock on the respective date of grant. There was also reserved, as of March 31, 1997 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"). If all of the 4,051,746 shares issuable upon the exercises of the foregoing Common Stock purchase warrants, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, the aggregate of 500,000 and other outstanding shares and the aggregate of 3,540,000 shares issuable upon the exercise of the December 17 Warrants, the May __ Warrants, the Employee Warrants, the December 2 Warrant, the Directors Warrants and the Lenders Warrants as described in the preceding paragraph and, after July 1, 1997, the aggregate of 5,000,000 shares that could be issued upon the conversions of the Convertible Notes and the exercises of the June 30 Warrants, or a substantial number of the foregoing shares, were publicly sold over a short time period, the market price of the SAT Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for SAT to consummate on a favorable basis.


	To the extent that the Good Ideas Merger is consummated, 557,524 shares of the SAT Common Stock will be issued to the minority stockholders of Good Ideas. To the extent that the U.S. Drug Merger is consummated, 2,789,478 shares of the SAT Common Stock will be issued to the minority stockholders of U.S. Drug. The aggregate of 3,347,002 shares of the SAT Common Stock issued on such transactions will, with limited exceptions, be freely tradable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have a similar adverse impact as described in the preceding paragraph.

8.	Technological Changes.  The substance abuse testing
industry is a technologically sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. SAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under the section "Competition" under this caption "Risk Factors," many of which have substantially greater financial resources available to them to invest in the research and development of their products than SAT and U.S. Drug. These competitors may develop products in the future which may render SAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, SAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research and update current products to reflect the technological advances; however, such financial resources may not be available. See the section "Need for Financing" under this caption "Risk Factors."

9.	Market Limitation for Alcohol Testing Products.  The
potential markets for SAT's alcohol testing products may be substantially limited to the ones in which it currently sells - law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of SAT believes that the demand for alcohol

<PAGE 14>

testing could grow in the industrial market, in which SAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, SAT will successfully penetrate the industrial market.

10.	Possible Market Making Restrictions.  Unless granted an
exemption by the Commission from Rule 102 under Regulation M, any soliciting broker-dealers acting for the Selling Stockholders will be prohibited from, directly or indirectly, bidding for or purchasing any shares of the SAT Common Stock or attempting to induce any person to bid for or purchase shares of the SAT Common Stock during the restricted period (as defined) which ends when the Selling Stockholder has completed his or its offering pursuant to this Prospectus. As a result, soliciting broker-dealers may be unable to continue to provide a market for SAT's securities during certain periods while the Warrants are exercisable.

                      DILUTION

 As of December 31, 1996, there were 36,030,591 shares of the SAT Common Stock outstanding and the net tangible book value of SAT was $795,676 or $.02 per share of the SAT Common Stock. Net tangible book value per share of the SAT Common Stock is the tangible assets of SAT less all liabilities, minority interests in subsidiaries and the Class A Preferred Stock liquidation preference divided by the number of shares of the SAT Common Stock outstanding.

 If all shares of the Class A Preferred Stock were converted into shares of the SAT Common Stock and the U.S. Drug Merger and the Good Ideas Merger were completed, SAT would have 39,562,800 shares of the SAT Common Stock outstanding with a net tangible book value of $1,855,989 or $.05 per share of the SAT Common Stock.


 If all of the outstanding Common Stock purchase warrants to purchase an aggregate of 9,969,246 shares were exercised; if the U.S. Drug Merger and the Good Ideas Merger were completed resulting in the issuance of an aggregate of 3,347,002 shares of the SAT Common Stock; if the 74,285 and 243,000 shares of the SAT Common Stock issuable upon the exercise of Common Stock purchase warrants at $2.115 and $4.629, respectively, per share, issued in connection with the mergers were exercised; an aggregate of 2,500,000 shares were issued on the conversion of the Convertible Notes (without giving effect to anti-dilution and market price adjustments); and the shares of the Class A Preferred Stock were converted into 185,207 shares of the Common Stock, SAT would have 52,349,332 shares of the SAT Common Stock outstanding with a net tangible book value of $30,291,103 or $.58 per share of the SAT Common Stock.


	The following table reflects the maximum potential dilution that may be incurred by the various holders of the Warrants and the Convertible Notes being registered herein after the exercise of their respective Warrants and the conversion of their Convertible Notes and assuming the issuance of the shares in connection with the proposed mergers and the conversion of the Class A Preferred Stock. Assuming completion of these transactions, SAT would have outstanding 46,102,800 shares

<PAGE 15>

of Common Stock and have a net book value of $14,459,739 or $.32 per share of the SAT Common Stock.

			Net tangible book value per share after the
			  transaction described in the preceding paragraph			     $  .32
			Dilution per share to $1.8125 Warrantholders				          $1.4925
			Dilution per share to $2.00 Convertible Noteholders			    $1.68
			Dilution per share to $2.00 Warrantholders				            $1.68
			Dilution per share to $2.125 Warrantholders				           $1.805

 Shares of the SAT Common Stock issuable upon the exercise of the Warrants at the following exercise prices per share: 60,000 at $1.8125, 3,700,000 at $2.00 and 280,000 at $2.125 and shares of SAT Common Stock issuable upon conversion of the Convertible
Notes: 2,500,000 at $2.00 per share.

	The actual dilution will be determined based on the actual shares issued and the proceeds received therefrom.

	Those investors purchasing shares of the SAT Common Stock from the Selling Stockholders would have a dilution of $1.1175 per share based upon a market price of $1.4375 on March 26, 1997.

                     USE OF PROCEEDS

	The amount of the net proceeds arising from the exercises of the Warrants is not ascertainable because there can be no assurance of any such exercises. SAT will use these proceeds, if any, for general corporate purposes including salaries and working capital in no allocable order of priority. If all of the Warrants which are outstanding as to which the underlying shares are being offered pursuant to this Prospectus, whether by SAT or by the Selling Stockholders, were exercised, SAT would realize gross proceeds of $8,103,750. If less than all of the Warrants are exercised, the amount available for working capital would be reduced. SAT will receive no proceeds from the sales by the Selling Stockholders of the shares of the SAT Common Stock to be offered by them. SAT will receive no proceeds upon the conversion of the Convertible Notes; however, SAT's obligation to pay loans aggregating $5,000,000 in principal amount will be cancelled.


                      SELLING STOCKHOLDERS

	The table below sets forth (1) the number of shares of the SAT Common Stock (an aggregate of 6,422,500) registered under the Securities Act pursuant to the Registration Statement and to be offered by the Selling Stockholders named in the following table pursuant to this Prospectus; (2) the number of shares of the SAT Common Stock owned beneficially by each such Selling Stockholder

<PAGE 16>

as of March 31, 1997 before and after such offering; and (3) the percentage of beneficial ownership before and after the offering.



					                     Number of Shares               		     Percentage (1)
                      --------------------------              -----------------
Name			                Before	   	    Offered	   After	           	Before		   After
----                   ------         -------    -----             ------     -----
Alan I. Goldman(2)		   20,000(3)	     10,000	    10,000	           nil		      nil

John C. Lawn(2)		      20,000(3)	     10,000    	10,000	           nil		      nil

Peter M. Mark(2)		     587,600(3)	    10,000	    577,600	          1.6%		     1.6%

Michael S. McCord(2)		 214,441(54)	   10,000	    204,441	          nil		     nil

Lee S. Rosen(2)		      1,478,648(6)	  210,000	   1,268,648	        4.0%		    3.4%

Capital Strategists,
 Inc	                  1,000,000(6)	  1,000,000	 -0-	              2.7%		    -0-

Steven A. Cohen		      4,248,100(7)	  2,505,000	 1,743,100	        11.0%		   4.5%

S.A.C. Capital
   Associates, LLC		   3,008,100(8)	  2,505,000	 503,100	          7.8%		    1.3%

Robert Muccini(9)		    40,000(10)	    40,000	    -0-	              nil		     -0-

Dennis Wittman(9)		    12,500(11)	    12,500	    -0-		             nil		     -0-

Curtis D. Benton, Jr.		5,000(10)	     5,000	     -0-	              nil		     -0-

William Blough		       40,000(10)	    40,000	    -0-	              nil		     -0-

Kristina Hogan		       5,000(10)	     5,000	     -0-              	nil		     -0-

Melody Harris			       5,000(10)	     5,000	     -0-	              nil		     -0-

Lonna Williams		       40,000(10)	    40,000	    -0-               nil		     -0-

Kathy Meyers			        10,000(10)	    10,000	    -0-	              nil		     -0-

Keith Roberts			       5,000(10)	      5,000	    -0-	              nil		     -0-


<PAGE 17>

_____________________


(1) The percentages computed in this column of the table are based upon 36,030,591 shares of the SAT Common Stock outstanding on March 31, 1997 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to shares issuable upon the exercise of Warrants which are currently exercisable or exercisable within 60 days of March 31, 1997.


(2)	  A director of SAT.

(3)	  The shares reported in the table as being beneficially
      owned reflect or include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 (the "November 15 Warrant") and (b) 10,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Directors Warrant, both issued to the holder as a director of SAT who is not employed by SAT or a subsidiary thereof. The holder is offering only the shares described in (b) pursuant to this Prospectus and is offering the shares described in (a) pursuant to the October 4 Prospectus.

(4)	  The shares reported in the table as being beneficially
      owned include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. McCord as a consultant to the Board of Directors of SAT and (b) 10,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Directors Warrant issued to Mr. McCord on the same basis as described in Note (3) to this table. He is offering only the shares described in (b) pursuant to this Prospectus and is offering the shares described in (a) pursuant to the October 4 Prospectus.


(5)	  The shares reported in the table as being beneficially
      owned include (a) 200,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of the December 2 Warrant; (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a November 15 Warrant issued to Mr. Rosen as a director on the same basis as described in Note (3) to this table; (c) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of a Directors Warrant issued to him as a director on the same basis as described in Note (3) to the table; (d) 200,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (e) 150,000 shares of the SAT Common Stock issuable upon the exercise at $3.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (f) 150,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring November 15, 2000; and (g) 300,000 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring April 17, 1999. Mr.

<PAGE 18>

      Rosen is offering only the shares described in (a) and (c ) pursuant to this Prospectus and is offering all of the other shares described in this Note (5) pursuant to the October 4 Prospectus.



(6)	  The shares reported in the table as being beneficially
      owned reflect the shares issuable upon the exercise of the May ___ Warrants.



(7)	  The shares reported in the table as being beneficially
      owned reflect (a) 1,743,100 shares of the SAT Common Stock, (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant, (c) 1,250,000 shares of the SAT Common Stock issuable upon the conversion at $2.00 per share of a Convertible Note and (d) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant. The Convertible Note is not convertible, and the June 30 Warrant is not exercisable, at March 31, 1997 or within 60 days after March 31, 1997. The holder is offering all of the shares except those described in (a) pursuant to this Prospectus. Mr. Cohen filed a Schedule 13D, as amended, with S.A.C Capital Advisors, LLC because their joint beneficial ownership may constitute ownership by a "group" as such term is defined in Rule 13d-5(b) under the Exchange Act. Based on holders' advice to SAT and the subsequent grants by SAT, the group beneficially owned, pursuant to Rule 13a-3(d)(1)(i) under the Exchange Act, an aggregate of 2,256,200 shares of the Common Stock or 6.3% of the outstanding shares at March 31, 1997. If effect is given to the shares issuable upon conversion of the Convertible Notes and exercise of the June 30 Warrants, the group would beneficially own an aggregate of 7,256,200 shares or 17.7% of the outstanding shares as of March 31, 1996.



(8)	  The shares reported in the table as being beneficially
      owned reflect (a) 503,100 shares of the SAT Common Stock,
      (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant,
      (c) 1,250,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note and (d) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant. The Convertible
      Note is not convertible, and the June 30 Warrant is not exercisable, at March 31, 1997 or within 60 days after March 31, 1997. The holder is offering all of the shares except those described in (a) pursuant to this Prospectus. See Note (7) to this table for information as to group ownership. A Schedule 13D, as amended, reported that S.A.C. Capital Associates, LLC, an Anguillan limited liability company, acquired the foregoing securities, but, because S.A.C. Capital Advisors, LLC, a Delaware limited liability company, has voting and dispositive power over the securities, the latter was deemed to be the beneficial owner thereof.



(9)	  Mr. Wittman was, from September 5, 1996 to February 25,
      1997, the Vice President, Finance, Treasurer, Chief Financial Officer and Chief Accounting Officer of SAT. Effective February 25, 1997, Mr. Muccini was elected or designated to all of Mr. Wittman's officerships or officer designations. Mr. Wittman resigned as a result of the relocation of the Finance and Accounting Department from the former corporate

<PAGE 19>

      headquarters in Rancho Cucamonga, California to the new corporate headquarters in Fort Lauderdale, Florida.
      See "Material Changes."



(10)	 The shares reported in the table as being beneficially
      owned and being offered pursuant to this Prospectus reflect shares of the SAT Common Stock issuable at $2.125 per share upon the exercise of an Employee Warrant. As of March 31, 1997, all persons holding outstanding Employee Warrants were employees of SAT except as indicated in Note
      (9) to this table. In addition, Lonna Williams served as Vice President, Marketing of U.S. Drug.


(11)	 The shares reported in the table as being beneficially
      owned and being offered pursuant to this Prospectus reflect shares of the SAT Common Stock issuable at $2.125 per share upon the exercise of an Employee Warrant. The number of shares was reduced from 50,000 to 12,500 and the Employee Warrant made immediately exercisable when Mr. Wittman resigned as described in Note (9) to this table.



                  PLAN OF DISTRIBUTION

	Each of the holders of (1) the June 30 Warrants to purchase an aggregate of 2,500,000 shares of the SAT Common Stock, (2) the Convertible Notes to acquire an aggregate of 2,500,000 shares of the Common Stock, (3) the Directors Warrants to purchase an aggregate of 50,000 shares of the SAT Common Stock, (4) the Lenders Warrants to purchase an aggregate of 10,000 shares of the SAT Common Stock, (5) the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock, (6) the May ___ Warrants to purchase an aggregate of 1,000,000 shares of the SAT Common Stock and (7) Employee Warrants to purchase an aggregate of 162,500 shares of the SAT Common Stock has advised SAT that, when and if he or it exercises any of the foregoing Warrants or converts the Convertible Notes, the June 30 Warrants and the Convertible Notes not being exercisable or convertible on or before July 1, 1997 and all of the other outstanding Warrants, except the May ___ Warrants (as to 675,000 shares) and the Employee Warrants (as to 150,000 shares), being currently exercisable, the holder may, from time to time, offer these shares pursuant to the Prospectus as a Selling Stockholder at the prices then prevailing on the American Stock Exchange or in isolated transactions, at negotiated prices, with institutional or other investors and that the holder has engaged no underwriter to act for him or it, although sales may be effected for each of such holders through his or its personal broker-dealer.



     The Warrants which are not currently exercisable become exercisable as follows:



(1)	The May ___ Warrants were granted to Capital
    Strategists, Inc. as compensation for financial public relations services. May ___ Warrants to purchase
    325,000 shares of the SAT Common Stock are currently exercisable and the other May ___ Warrants become exercisable as to 225,000 shares of the SAT Common
    Stock as of each quarter commencing June 1, 1997.


<PAGE 20>


(2)	All but one of the Employee Warrants first becomes or,
    when granted, will first become exercisable as to a quarter of the shares of the SAT Common Stock subject thereto on the first anniversary of its date of grant and thereafter will become exercisable as to a quarter of the shares on the three successive anniversary dates. See but one of the Employee Warrants expires or, when granted, will expire as to each installment three years after the date the Employee Warrant becomes exercisable as to such installment. Although the Employee Warrant when granted to Dennis Wittman had the same terms as that of the other Employee Warrants, his Employee Warrant became exercisable immediately and expires three years from the date of its grant as part of his severance arrangement. See Note (11) to the table under "Selling Stockholders."



 The 117,500 shares of the SAT Common Stock underlying the Employee Warrants still to be granted have been registered under the Securities Act pursuant to this Registration Statement for issuance by SAT because none of these Employee Warrants is currently exercisable. Unless the holder of the foregoing Warrants is an affiliate of SAT as such term is defined in Rule 405 under the Securities Act, such holder will not, in the opinion of Gold & Wachtel, LLP, general counsel to SAT, require, after exercise or conversion in order to resell, a prospectus (a) naming him or her as a Selling Stockholder with respect to the shares of the SAT Common Stock issuable upon the exercise or conversion and (b) otherwise complying with Section 10(a)(3) of the Securities Act.



	SAT, its officers, directors, affiliates and the Selling
Stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by such parties of the 6,422,500 shares of the SAT Common Stock offered by this Prospectus shall comply with the requirements of the federal securities laws, including Regulation M.



	In general, Rule 102 under Regulation M prohibits any Selling Stockholder or a broker-dealer acting for such Selling Stockholder from, directly or indirectly, bidding for or purchasing any shares of the SAT Common Stock or attempting to induce any person to bid for or to purchase shares of the SAT Common Stock during the restricted period (as defined in Rule
100) which ends when he or it has completed his or its participation in the offering made pursuant to this Prospectus. Rule 102 sets forth certain exceptions for the Selling Stockholder including exercising a Common Stock purchase warrant.



	The five directors and one executive officer who are offering shares of the SAT Common Stock pursuant to this Prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Accordingly, SAT will advise these Selling Stockholders of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, must deliver a copy of this Prospectus in connection with any sale (other than on the American Stock Exchange) by such Selling Stockholder of shares of the SAT Common Stock registered hereunder, SAT will also advise each of these Selling Stockholders that, if it is determined that he is an "underwriter," he may be found liable for monetary damages to purchasers under Sections 11, 12(2)

<PAGE 21>

and 15 of the Securities Act if there are any defects in the Registration Statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Exchange Act and Rule
10b-5-thereunder for such material misstatements or omissions, if any.


	SAT is bearing all costs relating to the registration of the shares of the SAT Common Stock offered by this Prospectus (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the SAT Common Stock will be borne by the Selling Stockholder selling such shares.

                        LEGAL MATTERS

	The validity of the securities offered hereby will be passed upon for the Company by Gold & Wachtel, LLP, New York, New York.


                        MATERIAL CHANGES

	On November 8, 1996, SAT entered into a Convertible Loan and Warrant Agreement (the "Loan Agreement") with Steven A. Cohen and S.A.C. Capital Associates, LLC, an Anguilla limited liability company (collectively the "Lenders"), pursuant to which SAT borrowed $5,000,000 from the Lenders (the "Loan"). See Notes (7) and (8) to the table under "Selling Stockholders" for information as to the prior beneficial ownership by the Lenders of an aggregate of 2,342,200 shares of the SAT Common Stock. The Loan is evidenced by promissory notes (previously defined as the "Convertible Notes") which are due and payable on November 8, 1999 and bear interest at the rate of seven percent per annum, payable quarterly. The Convertible Notes may not be prepaid without the consent of the Lenders and may not be assigned or negotiated without the consent of SAT. The Convertible Notes are convertible into shares of the SAT Common Stock at any time after July 1, 1997 at a conversion price (the "Conversion Price") of
$2.00 per share. The Conversion Price is subject to a downward adjustment (the "Market Price Adjustment") during the period from May 1, 1997 through May 1, 1998 based on the average market price for shares of the SAT Common Stock over the preceding 65 trading days excluding the date that either Lender sold shares of the SAT Common Stock in an Open Market Transaction (as hereinafter defined) and the trading days that are within 21 days of such date, provided that the Conversion Price will not be reduced below $1.375 as a result of this adjustment.

	In addition, the Conversion Price is subject to reduction pursuant to certain anti-dilution provisions, if SAT sells shares at less than the Conversion Price, or issues options or convertible securities which can be exercised at a price less than the Conversion Price.

	Under the Loan Agreement, as long as any portion of the Convertible Notes are outstanding and thereafter as long as certain conditions are met, the Lenders may designate one person to be

<PAGE 22>

nominated by SAT for election to SAT's Board of Directors or may exercise observer rights at meetings of the Board of Directors. The Agreement also imposes certain negative and affirmative covenants on SAT as long as any balance remains outstanding under the Convertible Notes. These covenants, among other matters, restrict SAT's ability to engage in acquisitions (other that the proposed acquisitions of SAT's two majority owned subsidiaries, Good Ideas and U.S. Drug) of companies that are not engaged exclusively in, or engaged in a business directly related to, the business of substance abuse testing, to pay dividends, to incur indebtedness (as defined in the Loan Agreement) senior to the Convertible Notes, to engage in certain related party transactions, to assign the rights in certain intellectual property, to terminate the employment of SAT's chief executive officer, to incur other indebtedness (as defined in the Loan Agreement) in excess of $1,000,000, to sell or otherwise dispose of any subsidiary or division of the corporation (with the exception of Good Ideas), to engage in other transactions with a value in excess of $1,000,000, and to amend SAT's Certificate of Incorporation or Bylaws or enter into any agreement that would adversely affect the rights and priorities of the Lenders. The Lenders also have the right to purchase additional shares of the Common Stock in any capital raising transaction through any public or private sale of shares of the SAT Common Stock effected by SAT and to acquire additional shares under certain other circumstances.

	In addition, pursuant to the Loan Agreement, the Lenders purchased for $1,000 the June 30 Warrants which consists of Warrants to purchase an aggregate of 2,500,000 shares of the SAT Common Stock at an exercise price of $2.00 per share. The June 30 Warrants are not exercisable to any extent before July 1, 1997 and thereafter are exercisable only to the extent that, when added together with any other shares beneficially owned by the Lenders, would not result in the Lenders being deemed to be greater than ten percent stockholders subject to Section 16 of the Exchange Act . Notwithstanding the foregoing, the Warrants become fully exercisable on July 1, 1997 and expire on June 30, 2000. The number of shares of the SAT Common Stock which may be purchased pursuant to the June 30 Warrants is subject to a downward adjustment, but not less than 2,000,000 shares, in the event that the Conversion Price of the Notes is reduced, such that the number of shares purchasable pursuant to the June 30 Warrants will be reduced at a rate of one share for each 2.2727 additional shares of the SAT Common Stock which may be obtained upon conversion of the Convertible Notes as a result of any Market Price Adjustment. In addition, the exercise price is subject to reduction and the number of shares that may be purchased under the June 30 Warrants is subject to increase pursuant to certain antidilution provisions if SAT sells shares at less than the exercise price. The June 30 Warrants are transferable subject to compliance with the Securities Act.

	Under the Loan Agreement, SAT agreed promptly to register under the Securities Act of 1933 the shares issuable upon the conversion of the Convertible Notes and the exercise of the June 30 Warrants. This Registration Statement was filed to fulfill such commitment. In the event the registration statement had not been filed and SAT did not use its best efforts to have the registration statement declared effective by February 6, 1997, SAT would have had to pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. In addition, during times (if any) when SAT has not maintained the registration statement in effect for a specified

<PAGE 23>

period or has failed to keep current any prospectus forming a part of such registration statement, SAT must pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. Furthermore, the exercise price of the June
30 Warrants may be paid by using shares otherwise issuable thereunder if SAT does not comply with certain registration requirements. SAT and the Lenders entered into a Registration
Rights Agreement, pursuant to which the Lenders have "piggyback" rights to include shares in any registration statement filed by SAT, and on one occasion to demand registration of shares if the shares issued upon conversion of the Convertible Notes or exercise of the June 30 Warrants are not freely tradable. The right to demand registration may be assigned to a transferee of the securities.

	The Lenders have, as part of the Loan Agreement, agreed with SAT to certain volume restrictions on Open Market Transactions
(as defined below) involving sales of the shares of the SAT
Common Stock owned by them as of the date of the Agreement after the first 1,000,000 owned shares sold in Open Market
Transactions. After the sale of 1,000,000 such owned shares in Open Market Transaction, the Lenders have agreed that, unless waived by SAT, they will not sell any of the remaining owned shares in Open Market Transactions unless: (i) the sales price for such shares (before any fees or commissions) is equal to or greater than the "Limit Price" (defined in the Loan Agreement as $2.00 per share subject to certain adjustments), (ii) the volume of shares sold by the Lenders on any trading day at a price below the Limit Price (before any fees or commissions) does not exceed
25% of the average daily trading volume of the SAT Common Stock reported for the five trading days immediately preceding the date of such sale, provided that any sales by the Lenders during the immediately preceding five trading days at a price below the Limit Price shall be excluded from the calculation of the average daily trading volume, or (iii) such shares are sold at the best offer price. For purposes of the Loan Agreement, the term "Open Market Transactions" means transactions that are reported on the consolidated quotation system other than block trades (as defined under Exchange Act Rule 10b-18). These volume sales limitations do not extend to any other transactions in the shares of the SAT Common Stock or to any shares of the SAT Common Stock that the Lenders may acquire after November 8, 1996.

	As a result of the five non-employee directors receiving the Directors Warrants as part of their annual compensation, the Lenders received the Lenders Warrants. Pursuant to the Loan Agreement, so long as the Convertible Notes are outstanding, whenever the directors receive Common Stock purchase warrants to purchase shares of the Common Stock as compensation for serving in such capacity, each of the Lenders is entitled to receive a Common Stock purchase warrant to purchase one half of the shares of the SAT Common Stock subject to the director's warrant, the other terms and conditions of the Lender's Warrant to be similar to those of the director's warrant.


	Effective as of August 1, 1996, SAT relocated its executive offices from Rancho Cucamonga, California to Fort Lauderdale, Florida. On November 14, 1996, Linda H. Masterson agreed to relinquish the title and duties as SAT's Chief Operating Officer while retaining the title and duties of President of SAT. Ms. Masterson will remain based in California with primary

<PAGE 24>

responsibility for bringing U.S. Drug's products to market, restructuring SAT's alcohol testing business and supervising the day-to-day operations of SAT's BioTox Division. Ms. Masterson is a member of a management committee formed in November, 1996 whose other members are SAT's Chief Executive Officer, its Chief Financial Officer, its Vice President, Sales and Marketing and two other designated persons.


	As a condition precedent to making its loans, the Lenders required that Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT, and Brian Stutman, Vice President, Sales and Marketing of SAT since December 3, 1996, surrender their secured position with respect to their promissory notes due May 21, 1997 (the "Promissory Notes") in the principal amount of $239,760 and $160,240, respectively, which they had received on May 21, 1996 as partial payment for their share ownership in RSA, and agree that the Promissory Notes would not be paid prior to the Convertible Notes except through the issuance of shares of the SAT Common Stock. In consideration of this sacrifice, the Board of Directors of SAT authorized on December 3, 1996 that the exercise price of $3.125 per share be reduced to $2.125 per share on Robert Stutman's Common Stock purchase warrant expiring May 20, 1999 to purchase 474,750 shares of the SAT Common Stock and on Brian Stutman's Common Stock purchase warrant also expiring May 20, 1999 to purchase 317,250 shares of the SAT Common Stock. On the same day, the Messrs. Stutman surrendered their Promissory Notes, the principal amount and interest thereon being used to allow Robert Stutman to exercise his Common Stock purchase warrant expiring December 13, 1998 for 127,500 shares as to 124,375 shares and Brian Stutman to exercise his Common Stock purchase warrant also expiring December 13, 1998 as to all 72,500 shares subject thereto and his Common Stock purchase warrant expiring March 31, 1999 for 70,500 shares as 10,624 shares, thereby permitting SAT to cancel an aggregate of $415,000 in indebtedness to them ($400,000 in principal and $15,000 in interest).


	On June 20, 1996, the SAT Board authorized SAT to engage a consultant for whom the consideration was to be 200,000 shares of the SAT Common Stock. Lee S. Rosen, a director of SAT, fulfilled SAT's obligation to such consultant by delivery of his own shares. In consideration thereof, on December 3, 1996, the SAT Board authorized (1) Mr. Rosen's exercise of a Common Stock purchase warrant expiring November 15, 1998 as to 200,000 shares of the 400,000 shares of the SAT Common Stock subject thereto, the consideration therefor being the value of the consultant's services (i.e., the product of 200,000 shares and the closing sales price of $2.875 per share on June 20, 1996 or $575,000);
(2) the issuance to Mr. Rosen of the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock at $2.00 per share; and (3) a reduction in the exercise price of his Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the SAT Common Stock from $4.00 to $2.00 per share.



	As compensation for his services in securing exercises of outstanding Common Stock purchase warrants, during May and June 1996, Mr. Rosen was paid $400,000 and received a Common Stock purchase warrant expiring April 17, 1999 (the "April 17 Warrants") to purchase 300,000 shares of the SAT Common Stock at $3.125 per share. On January 23, 1997, in

<PAGE 25>

consideration of certain services which Mr. Rosen had performed and certain existing and potential liabilities as to which he had become subject as a result of the 1995 consent solicitation, the SAT
Board authorized a reduction in the exercise of the April 17 Warrants from $3.125 to $2.125 per share. On December 6, 1996, the Board had authorized a similar reduction in the exercise price of Common Stock purchase warrants to purchase an aggregate of 249,000 shares of the SAT Common Stock held by employees of SAT (two of whom are executive officers of SAT and one of such two also being a director of SAT).



            COMMISSION POSITION ON INDEMNIFICATION

	The SAT Board of Directors has authorized indemnification of directors and officers of SAT to the fullest extent permitted by Delaware law.

	Section 145(a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

	In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be

<PAGE 26>

entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SAT pursuant to the foregoing provisions, or otherwise, SAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by SAT of expenses incurred or paid by a director, officer or controlling person of SAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

----------------------------------------         -----------------------
----------------------------------------         -----------------------

No dealer, salesperson or other
person has been authorized to give               SUBSTANCE ABUSE
any information or to make any 			                 TECHNOLOGIES, INC.
representations in connection with
this offering other than those contained
in this Prospectus and, if given or
made, such information or representations
must not be relied upon as having been
authorized by the Company.  This                117,500 Shares of SAT Common
Prospectus does not constitute an 	offer        Stock Issuable upon Exercise
to sell or a solicitation of an offer           of Warrants and 6,422,500
to buy  the	securities offered hereby to        by Selling Stockholders
any person in any state or other
jurisdiction in which such offer or
solicitation would be unlawful.  Neither
the delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create any implication
that the information contained herein is
correct as of any time subsequent to the
date hereof.

                TABLE OF CONTENTS
                -----------------

                                      						Page
                                            ----

Available Information..................      2
Incorporation of Certain Information
   By Reference........................	     3
The Company............................	  	  4
Risk Factors...........................      5		    -------------------
Dilution...............................	    14
Use of Proceeds........................    	15         PROSPECTUS
Selling Stockholders...................	   	15
Plan of Distribution...................    	19      -------------------
	___________________________
Legal Matters.........................     	21
Material Changes......................     	21
Commission Position on
   Indemnification....................     	25

Until ________________, 1997 (40 days after
the date of the Prospectus), all dealers
effecting transaction in securities offered
hereby, whether or not participating
in this distribution, may be                              May __, 1997
required to deliver a prospectus.


--------------------------------------------      ------------------------
--------------------------------------------      ------------------------

<PAGE II-1>


                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

	The following is an estimate of expenses, except for the registration fee, to be incurred by Substance Abuse Technologies, Inc. (the "Registrant" or "SAT") for the issuance and distribution of the securities being registered hereby.

		Registration Fee.........................  $  3,863
  Accountants' Fees and Expenses........... 	  15,000
  Legal Fees and Expenses..................    20,000
  Printing, Transfer Agent and
   Other Miscellaneous Expenses............	   16,137
                                             --------

                            				Total			      $55,000

Item 15.	Indemnification of Directors and Officers.

	The Board of Directors of the Registrant has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

	Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees)

<PAGE II-2>

actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

	In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

	The Registrant has obtained insurance to cover certain of the above-described indemnifications.

	For information as to a limitation on indemnification of directors, officers and controlling persons of the Registrant, see Item 17 to this Registration Statement.

Item 16.	Exhibits to Form S-3.

	All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by SAT pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). An exhibit marked with an asterisk is filed with this Amendment No. 2 to this Registration Statement. If no footnote reference is made and no asterisk is marked, the exhibit was previously filed with this Registration Statement or Amendment No. 1 thereto.

Number	  Exhibits
------   --------

2(a)	    Copy of Agreement and Plan of Merger dated as of April
         12, 1996 by and among SAT, Good Ideas Acquisition Corp.
         and Good Ideas Enterprises, Inc., a Delaware corporation
         ("Good Ideas").  (1)

2(b) 	   Copy of Agreement and Plan of Merger dated as of April
         23, 1996 by and among SAT, U.S. Drug Acquisition Corp.
         and U.S. Drug Testing, Inc. ("U.S. Drug"). (2)

4(a)	   	Specimen of Common Stock certificate of SAT.

<PAGE II-3>

Number	  Exhibits
------   --------

4(b)		   Specimen of Class "A" Cumulative and Convertible
         Preferred Stock certificate of SAT.(3)

4(c)	    Specimen of Class "B" Non-Voting Preferred Stock
         certificate of SAT. (4)

4(d)	    Copy of Convertible Loan and Warrant Agreement dated
         November 8, 1996 by and between SAT, S.A.C. Capital
         Associates, LLC and Steven A. Cohen. (5)

4(d)(1)	 Form of Registration Rights Agreement is Exhibit A to
         Exhibit 4(d) hereto.

4(d)(2)	 Form of Convertible Senior Promissory Note due November
         8, 1999 is Exhibit B to Exhibit 4(d) hereto. (5)

4(d)(3)	 Form of Common Stock Purchase Warrant expiring June 30,
         2000 is Exhibit C to Exhibit 4(d) hereto.

4(e)	    Form of Common Stock purchase warrant expiring November
         15, 1999.

        	SAT's Common Stock purchase warrants expiring November 15, 1999, December 2, 1999 and three years from the effective date of this Registration Statement are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 4(e) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction
         2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

4(f)	    Form of Common Stock purchase warrant with deferred
         exercise.

        	SAT's Common Stock purchase warrants expiring three years from the effective date of this Registration Statement and those issued or to be issued to employees, of which the currently outstanding warrants expire between September 11, 2000 and January 1, 2001, are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 4(f) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction
         2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

5(a)		   Opinion of Gold & Wachtel, LLP.

<PAGE II-4>

Number   Exhibits
------   --------

23(a )*		Consent of Ernst & Young LLP relating to financial
         statements in Annual Report on Form 10-K.

23(b)*		 Consent of Ernst & Young LLP relating to financial
         statements in Current Report on	Form 8-K/A.

23(c)*		 Consent of Wolinetz, Gottlieb & Lafazan, P.C.

23(d)	  	Consent of Gold & Wachtel, LLP is included in their opinion
         filed as Exhibit 5 hereto.

--------------------

1. Filed as an Exhibit to Good Ideas Annual Report on Form 10-K
   for the fiscal year ended	March 31, 1996 and incorporated herein
   by this reference.

2.	Filed as an exhibit to U.S. Drug's Annual Report on Form
   10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

3.	Filed as an exhibit to SAT's Registration Statement on Form
   S-18, File No. 33-29718, and incorporated herein by this reference.

4.	Filed as an exhibit to SAT's Registration Statement on Form
   S-1, File No. 33-47855, and incorporated herein by this reference.

5.	Filed as an exhibit to Amendment 2 to Schedule 13D filed by
   Steven A. Cohen on 	November 12, 1996, and incorporated herein by
   this reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

	1.	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration
Statement:

		(i)	To include any prospectus required by Section
10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events
arising after the effective date of the registration statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered

<PAGE II-5>

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

	2.	That, for the purpose of determining any liability
under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

<PAGE II-6>

                         SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to belief that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City
of New York, State of New York, on May      , 1997.


                     						SUBSTANCE ABUSE TECHNOLOGIES, INC.
                        							(Registrant)

                     						By:  /s/ Robert M. Stutman
                                -------------------------------
                             							Robert M. Stutman, Chairman and
                             							Chief Executive Officer


	Pursuant to the requirements of the Securities Act of 1933, this amendment to a registration statement has been signed by the following
persons in the capacities indicated on May      , 1997.


Signature	                               Title
---------                                -----

/s/ Robert M. Stutman                  		Principal Executive Officer
------------------------------           and Director
Robert M. Stutman

/s/ Robert Muccini                      		Chief Financial and
------------------------------            Accounting Officer
Robert Muccini

/s/ Alan I. Goldman                     	Director
------------------------------
Alan I. Goldman

/s/ John C. Lawn                        	Director
------------------------------
John C. Lawn

/s/ Peter M. Mark                       	Director
------------------------------
Peter M. Mark

/s/ Linda H. Masterson                  	Director
------------------------------
Linda H. Masterson

/s/ Michael S. McCord                   	Director
------------------------------
Michael S. McCord

/s/ Lee S. Rosen                        	Director
------------------------------
Lee S. Rosen


<PAGE E-1>

                           EXHIBIT INDEX
                 SUBSTANCE ABUSE TECHNOLOGIES, INC.
                 REGISTRATION STATEMENT ON FORM S-3
                          EXHIBITS FILED
                TO FORM S-3 REGISTRATION STATEMENT



                                           											           Page
Number  	 Exhibits			                                           	Number
------    --------                                               ------

23(a)		   Consent of Ernst & Young LLP relating to financial     E-2
          statements	in Annual Report on Form 10-K.

23(b)		   Consent of Ernst & Young LLP relating to financial     E-3
          statements	in Current Report on Form 8-K/A

23(c)	   Consent of Wolinetz, Gottlieb & Lafazan, P.C.	        	 E-4

<PAGE E-2>

                                              Exhibit 23(a)


Consent of Independent Auditors



We consent to the incorporation by reference of our report dated May 20, 1996 with respect to the consolidated financial statements of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) included in its Annual Report (Form 10-K, as amended) for the year ended March 31, 1996, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-19979) and related Prospectus of Substance Abuse Technologies, Inc. for the registration (1) 117,500 shares of its common stock issuable upon exercise of warrants to be granted and (2) 6,422,500 shares of its common stock offered by selling stockholders.


                                         /S/ ERNST & YOUNG LLP

Riverside, California
May 2, 1997

<PAGE E-3>

                                              Exhibit 23(b)


Consent of Independent Auditors



We consent to the incorporation by reference of our report dated July 23, 1996 with respect to the financial statements of Robert Stutman & Associates, Inc. as of December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995 included in the Form 8-K/A, as amended, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-19979 and related Prospectus of Substance Abuse Technologies, Inc. for the registration (1) 117,500 shares of its common stock issuable upon exercise of warrants to be granted and (2) 6,422,500 shares of its common stock offered by selling stockholders.


                                      /S/ ERNST & YOUNG LLP

Boston, Massachusetts
May 2, 1997

<PAGE E-4>

Exhibit 23(c)


Consent of Independent Auditors



We hereby consent to the incorporation by reference in this Registration Statement of Form S-3 of our report dated May 26, 1995 with respect to the consolidated financial statements of Substance Abuse Technologies, Inc. and Subsidiaries (a/k/a U.S. Alcohol Testing of America, Inc.) included in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-19979) and related Prospectus of Substance Abuse Technologies, Inc. for the registration (1) 117,500 shares of its common stock issuable upon exercise of warrants to be granted and 6,422,500 shares of common stock offered by selling stockholders.


                                   /s/ Wolinetz, Gottlieb & Lafazan, P.C.

Rockville Centre, New York
May 2, 1997